Ex99-44

                                           CERTIFICATE OF AMENDMENT
                                                    OF THE
                                           ARTICLES OF ORGANIZATION
                                                      OF
                                                   ESPC, LLC

               (Under Section Two Hundred Eleven of the New York Limited Liability Company Law)

         The undersigned person, acting as an authorized person of the limited liability company hereinafter named, sets forth the following statements:

         FIRST:   The name of the limited liability company (the "company") is ESPC, LLC.  The initial articles of organization of the company were filed on January 23, 2003.

         SECOND:  The articles of organization of the company are hereby amended by deleting Article SIXTH, which sets forth the purposes for which the company is formed, in its entirety.

         THIRD:   The amendment of the articles of organization herein certified has been duly adopted by board of managers and the sole member of the company in accordance with the provisions of Section 213 of the
Limited Liability Company Law of the State of New York.

         IN WITNESS WHEREOF, I have signed this document on the date set forth below and do hereby certify and affirm under penalties of perjury, that the statements contained herein have been examined by me and are true and correct.

Dated:  February 3, 2003

                                                               /s/ Herbert Henryson II
                                                               Herbert Henryson II
                                                               Authorized Person